BUSINESS DEVELOPMENT AGREEMENT

This Business Development Agreement (the “Agreement”) is made and entered into as of the 14st day of June 2008, by and between MIRA, LLC, a Nevada limited liability company (“MIRA”), Robert Kendrick (“Kendrick”), Jonathan Roylance (Roylance”), and Peter Gadkowski (“Gadkowski”) (collectively referred to herein as “Consultants”) and Beverly Holdings, Inc., a Nevada corporation, its Affiliates, and shareholders of record as of the date hereof (collectively “BHI”).

WHEREAS, BHI is a reporting company with a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), the business operations of which have ceased;

WHEREAS, BHI is now delinquent in its filing requirements with the U.S. Securities and Exchange Commission as required by the Act, and has been since at least December 31, 2005, perhaps longer;

WHEREAS, trading in the common stock of BHI has ceased;

WHEREAS, the common stock of BHI is worthless;

WHEREAS, the shareholders of BHI have determined that their respective interests in BHI are and will continue to be worthless unless some action is taken by them to cause BHI to undertake some form of business operations

WHEREAS, BHI shareholders Kendrick and Roylance (the “New Business Group”) have undertaken to explore and develop a new line of business for BHI, as more fully described herein, and have proposed to the other shareholders of BHI the establishment of the relationship between BHI and Consultants described herein;

WHEREAS, the New Business Group have formed Consultant MIRA for purposes of this Agreement and together own a majority in interest of Consultant;

WHEREAS, the Shareholders have determined to explore a new line of business for BHI in the financial products and services industry as herein described, and in connection therewith hereby engage Consultants to conceptualize, research, develop, and implement a plan of operation, and to create the business, described herein.

WHEREAS, the Shareholders shall determine if they wish to acquire the business for the purpose of re-establishing business operations for BHI that may permit it to realize profitable operations and create value for its existing Shareholders;

WHEREAS, the Consultants have previously rendered services to BHI in contemplation of entering into this Agreement which have resulted in a variety of understandings, agreements, and relationships, all of which have been the subject of ongoing negotiations and business developments resulting in material changes and revisions to such understandings, agreements, and relationships, such that, to the extent any binding legal obligations were created between and among the parties they are deemed to be  rescinded and void ab initio, and that this Agreement shall be and is the agreement of the parties hereto;
IT IS THEREFORE AGREED,

1. ENGAGEMENT.  BHI hereby engages and retains Consultants for and on behalf of BHI, its subsidiaries and affiliated companies, and its current shareholders (collectively, the “Affiliates”) to perform the Services set forth below, and Consultants hereby accept such appointment on the terms and subject to the conditions hereinafter set forth.

2. INDEPENDENT CONTRACTOR.

A. Consultants shall have broad discretion, consistent with the development and implementation of the Plan described herein and the creation and operation of the Business, to undertake any and all actions Consultants deems necessary to develop and implement the Plan, in its sole discretion.

B. Consultants are, and in all respects shall be deemed to be, independent contractors in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

C. Consultants shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, employees, agents partners, or co-venturers of BHI.

D. Consultants shall not have or be deemed to have, fiduciary obligations or duties to BHI or its Affiliates and shall be free to pursue, conduct and carry on for their own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as Consultants in their sole, absolute and unfettered discretion, may elect.

3. SERVICES TO BE RENDERED BY CONSULTANTS.

A. Generally. Consultants will conceptualize, develop, implement, and execute a plan (the “Plan”) that will cause the formation, start-up, and operation of a financial service company (the “Business”) providing reverse mortgage, insurance, and/or other investment advisory or financial services to the senior market, together with ancillary products and services that Consultants determine may provide profit opportunities for the Business. In this regard, Consultants shall identify and acquire business opportunities, sales and managerial talent, product and service providers, professional relationships and other tangible and intangible assets and relationships that Consultants believe will facilitate the successful formation, start-up, and operation of the Business. As conceptualized, developed, implemented and executed by Consultants, the Plan may take on aspects not now foreseen including the identity of sales and management executives who will work for the Business, existing companies that the Business may acquire or with whom the Business will engage in contractual or other business relationships deemed beneficial by Consultants to the execution of the Plan, and the formation, start-up, and operation of the Business, specific geographic markets to be penetrated, financial products and services to be offered, business process and systems to be implemented, and a myriad of other issues commonly confronted by new start-up businesses. Until such time as acquired by BHI in accordance with Section 8, all aspects of the Plan and the Business, whether they be ideas, assets, contractual relationships, the identity of companies and individuals that will be acquired by, or who shall come to work for the Business, and all other aspects or components of the Plan and the Business (the “Components) shall be the property of (using this term in the broadest possible sense) Consultant MIRA. In this regard, it can be anticipated that Consultant MIRA shall be the entity employed to implement the Plan, acquire the Components, and form, start-up, and operate the Business until such time as the Business is formally acquired by BHI in accordance with the terms hereof.

B. Best Efforts. Consultants shall devote such time and best efforts to the Plan and the Business as Consultants in their sole discretion shall decide. Consultants cannot guarantee results on behalf of BHI, but shall pursue all reasonable avenues available through its network of contacts. BHI and Consultants hereby confirm their express written intent that Consultants shall only be required to devote such time to the performance of the Services as Consultants shall, in its discretion, deem necessary and proper to discharge its responsibilities under this Agreement.

4. OBLIGATIONS OF BHI.

A. Appointment of Consultants’s Designee as Officer and Director. BHI acknowledges that there has been no regular management of BHI for many years and that for all practical purposes BHI has had no operations and has been dormant. In order to provide for the necessary corporate governance to bring the Plan to fruition, BHI has prior hereto and for purposes hereof, elected Consultants’ designee, Roylance (who BHI acknowledges is an affiliate of Consultant MIRA and a beneficial shareholder of shares of common stock of BHI) to the position of sole director and chief executive officer of BHI.

B. BHI’S To Raise $500,000. In contemplation hereof, and prior hereto, BHI commenced the offer and sale of a minimum of $500,000 face amount of its 12% Convertible Debentures (the “Debentures”) for the purpose of paying expenses incurred by Consultants in connection with bringing the Plan to fruition. BHI acknowledges that successful implementation of the Plan will require the successful completion of the offer and sale of its Debentures, and BHI acting through its officer, will use its best efforts to bring about the successful completion of the offering of Debentures. The loan proceeds of  the Debentures will be used by BHI to pay expenses BHI may incur in connection with its performance pursuant hereto, and shall be loaned to MIRA in accordance with the provisions of Section 5 hereof.

C. BHI To Obtain Listing for its Common Stock. BHI shall obtain the listing or qualification of its common stock for trading via the facilities of a recognized trading system or exchange acceptable to Consultants at such time as Consultants may so recommend.

D. BHI to Increase Authorized Shares. BHI shall undertake to obtain shareholder approval to amend its certificate of incorporation to increase the number of authorized shares to 100,000,000.

5. ADVANCES. BHI shall make such advances to MIRA as MIRA may reasonably request in order that MIRA may pay all normal and reasonable expenses reasonably incurred by MIRA in connection with the performance of Consultants hereunder. All advances made pursuant hereto shall be deemed to be a loan to Consultant MIRA, shall be recorded upon the accounting records of MIRA as a loan payable, and shall be recorded upon the accounting records of BHI as a loan receivable.

6. COMPENSATION. In consideration for the Services, BHI agrees that Consultants shall be paid compensation as follows:

A. Fee for Service to MIRA. From time to time as may be determined by MIRA, MIRA shall invoice BHI for the services rendered hereunder. Such invoices shall include all normal and reasonable expenses incurred by MIRA in connection with the services rendered hereunder. As used herein “normal and reasonable expenses” shall include but are not limited to: all fees and expenses paid to Consultants Roylance, Kendrick, and Gadkowski (who may be deemed to be sub-consultants of MIRA for purposes hereof as the circumstances may dictate and which fees and expenses may be paid directly by MIRA or by BHI as the circumstances may require), accounting, long distance communication, express mail, affiliated and outside consultants (including those consultants who act in an official capacity for BHI as officers and/or directors, during the development and execution of the Plan), travel (including: airfare, hotel lodging and meals, transportation, etc.), the fees and costs of legal and accounting professionals necessary to represent the interests of BHI, and other costs involved in the performance and execution of Consultants’ services under this Agreement. All such invoices issued by MIRA to BHI shall become immediately due and payable, and BHI shall promptly pay MIRA for all such expenses. At MIRA’s discretion, MIRA may offset any or all of such invoice against amounts loaned to MIRA in accordance with Section 5 above.

B. Monthly Advisory Fees to MIRA.  Commencing on the date BHI acquires the Business and Plan, BHI shall pay to Consultant MIRA, in advance, a monthly fee of fifteen thousand dollars ($15,000.00 USD) (the “Monthly Advisory Fees”).  The Monthly Advisory Fees are due and payable on the 1st day of each month.  If this Agreement is entered into after the 1st day of the month, a pro rata portion of the Monthly Advisory Fees shall be paid for the remaining days of the month in which the Agreement is executed.  The Monthly Advisory Fees are exclusive of the other compensation and reimbursable expenses elsewhere provided for in this Agreement.  Said Monthly Advisory Fees shall continue for Twelve (12) months, or shall end upon proper termination of this Agreement according to the Section 11 below. To the extent not paid by BHI as herein provided, the Monthly Advisory Fee shall be accrued by BHI and shall be paid when reasonably practical or upon demand by MIRA, whichever first occurs.

C. Common Stock to Kendrick, Roylance and Gadkowski.  Consultants Kendrick, Roylance and Gadkowski (or such assigns as such Consultants may designate in writing) shall each be issued and delivered 14,000,000 shares of the common stock of BHI.  The shares of common stock of BHI shall be referred to herein as the “Shares” and the Shares to be issued to Consultants pursuant to this Section 6(C) shall be referred to collectively as the “Engagement Shares”. The Engagement Shares have been previously issued on the transfer records of BHI in the name of Consultants and/or their designees in contemplation hereof but have not been, nor shall they be, delivered to Consultants until such time as this Agreement is executed by all parties hereto, and at such time the Engagement Shares shall be delivered and shall be deemed earned by Consultants, and Consultants’ direct and indirect pecuniary interests therein shall then arise Only upon delivery in accordance herewith, shall Consultants and/or their designees be deemed to be the owners of the Engagement Shares. Until delivered to Consultants in accordance herewith, the Engagement Shares shall be deemed by BHI for all purposes to be authorized but unissued. The parties hereto agree that to the extent Consultants designate any other person or entity to be delivered Engagement Shares, such designation constitutes a gift to the designee, that such Engagement Shares represent compensation to Consultants to the full extent of the Engagement Shares designated by any Consultant in accordance herewith, and that such designated Engagement Shares are subject to all restrictions and limitations imposed hereby and to the option granted to BHI pursuant to Section 7 hereof.

D. Percentage Override to All Consultants. For a period of thirty-years commencing on the date BHI acquires the Business, Consultants MIRA, Roylance, Kendrick, and Gadkowski shall each be paid a payment equal to 1.5% of the BHI’s gross revenues from all sources (such payment is referred to herein as the “Percentage Override” which in the aggregate shall equal 6%). The percentage override shall be paid as soon as practical following the end of each fiscal quarter, but in no event later than 45 days following the last day of any fiscal quarter. By written notice to BHI, any Consultant may assign all or any portion of his individual Percentage Override to any other person or entity.

7. BHI’S OPTION TO PURCHASE ENGAGEMENT SHARES. BHI shall have the option to purchase the Engagement Shares if Consultant has not satisfied the following conditions on or before the date specified. The exercise price of the option granted hereby shall be $.0001 per share.

A. Executed Purchase Agreement for Mortgage Broker. On or before August 31, 2008, Consultants shall have entered into for the benefit of BHI a binding purchase agreement for the acquisition of a mortgage lender possessing such licenses as are necessary to the conduct of the Business in a minimum of five states which states shall include by way of registration or exemption the state Florida.

B. BHI Shall be Current in its Securities Exchange Act Reporting Obligations. On or before Sepetmber 30, 2008, Consultants shall undertake all such acts and make all such filing as may be required so that BHI shall become current in the filing of all reports required of BHI under the Securities Exchange Act of 1934, as amended (the “34 Act”).

C. BHI Shall Have Undertaken Such Acts as May be Necessary for its Common Shares to be Quoted via the Facilities of the “Pink Sheets”. By December 31, 2008, Consultants shall have completed all such other acts as may be necessary to allow brokers and dealers in securities licensed as such by the U. S.  Securities and Exchange Commission to enter quotations for BHI’s common stock through the facilities of the so-called “Pink Sheets Current Information” or “Pink Sheets Limited Information” systems maintained by Pink OTC Markets, Inc.

8. BHI’s OPTION TO ACQUIRE THE PLAN AND THE BUSINESS. BHI shall have the right but not the obligation to acquire the Plan and the Business within the one-year period commencing on the effective date of this Agreement. BHI’s right to so acquire the Plan and the Business shall be effective only upon satisfaction of the following condition precedent within the one-year period commencing upon the effective date hereof:

A. Acquisition Shares. BHI shall issue as additional compensation hereunder, to each of Consultants Roylance, Kendrick, and Gadkowski, or such other assignees any such Consultant may designate in writing to BHI, 4,634,910 shares of its common stock (an aggregate of 13,904,730 shares of its common stock collectively referred to herein as the “Acquisition Shares”).

Upon BHI’s exercise of the option granted herein, Consultants shall transfer and assign to BHI all of the Components comprising the Business, whether in the form of assets (tangible or intangible), contract rights, information, or otherwise. The Acquisition Shares shall be subject to the option granted to BHI respecting the Engagement Shares to the same extent as provided in Section 7 hereof.

9. EFFECT OF NO ACQUISITION; CLAWBACK. Subject to the option granted to BHI to purchase the Engagement Shares and the Acquisition Shares pursuant to Section 7 hereof, if BHI fails to acquire the Plan and Business as set forth above in Section 8, Consultants shall have the sole right of ownership in and to the Plan and the Business and Consultants’ obligations to BHI as set forth herein shall be deemed to be fully performed in accordance with the terms hereof, and this Agreement shall be terminated. Moreover, at any time during the one-year period referred to in Section 8, Consultants may, in their sole discretion and at their sole option, terminate BHI’s right to acquire the Plan and Business as therein provided, by giving to BHI written notice of all such Consultants’ intention to terminate BHI’s option to acquire the Plan and the Business and to thereafter promptly deliver to BHI the consideration set forth in the second following sentence. In addition, in the event BHI has exercised its acquisition right during such one year period in accordance with Section 8, Consultants may reacquire the Plan and the Business, to the same extent as if Consultants had terminated BHI’s option to acquire the Plan and the Business in accordance with the preceding sentence, by providing to BHI its written notice of its intent to reacquire the Plan and the Business, and by thereafter promptly delivering to BHI the consideration set forth in the next following sentence. The consideration shall be the assignment of a total of 12,000,000 of the Engagement Shares issued pursuant to Section 6(C), subject to appropriate adjustment for stock splits, recapitalizations, reverse stock splits, and the like.

10. REPRESENTATIONS, WARRANTIES AND COVENANTS.

A. Execution.  The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either BHI or Consultants is a party or by which either entity may be bound or affected.

B. Non-Circumvention.  BHI hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including avoiding payment of fees or other compensation to Consultants or its affiliates in connection with the Plan and the Business, or the obligations to be satisfied by BHI hereunder, or with any or other entity identified or introduced by Consultants to BHI and/or its Affiliates.

C. Corporate Authority.  Both BHI and Consultants have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

D. Authorized Signatures.  The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

E. Cooperation.  BHI will cooperate with Consultants, and will promptly provide Consultants with all pertinent materials and requested information in order for Consultants to perform its Services pursuant to this Agreement.

F. Not a Broker/Dealer.  BHI acknowledges and understands that Consultants is neither a broker/dealer nor a Registered Investment Advisor.

G. Accredited Investor.  Consultants acknowledge they are accredited Investors as that term is defined in Regulation D of the Securities Act of 1933, as amended.

11. TERM AND TERMINATION

A. This Agreement shall be effective upon its execution and shall remain in effect for a period of one (1) year unless otherwise terminated as provided in this Section VIII.

B. BHI shall have the right to terminate Consultants’ engagement hereunder by furnishing Consultants with ninety-days advance written notice of such termination.  Upon receipt of such written notice, this Agreement will then terminate on the last day of the next full calendar month following the receipt of notice.  Notice of termination must be received before the end of the last day of the calendar month in order to terminate the Agreement on the last day of the next full calendar month following the receipt of notice.

C. Notwithstanding the foregoing, no termination of this Agreement by BHI shall in any way affect Consultants’ right to receive the items of compensation specified in Section 6 hereof, including:

(i) All fees respecting services rendered through the date of termination and invoiced in accordance with Section 6(A);

(ii) The Monthly Advisory Fee provided for in Section 6(B) through the end of the month during which this Agreement terminates;

(iii) The Engagement Shares set forth in Section 6(C), which are deemed earned as of the date hereof; and,

(iv) The Percentage Override provided for by Section 6(D), which is deemed earned as of the date hereof.

12. CONFIDENTIAL DATA

A. Except for its employees, agents and independent contractors, Consultants shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of BHI, obtained by Consultants as a result of its engagement hereunder, unless authorized, in writing by BHI.

B. Except for its employees, agents and independent contractors or as required by law or the rules of any securities exchange or stock market, BHI shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Consultants, the Plan, or the Business obtained by BHI as a result of its engagement hereunder, unless authorized, in writing, by Consultants.

C. Consultants shall not be required in the performance of its duties to divulge to BHI or any officer, director, agent or employee of BHI, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of BHI) which Consultants may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

D. In any suit to enforce the provisions of this Section 11, the parties agree there shall be no adequate remedy at law and that the parties shall be entitled to seek injunctive relief.

13. OTHER MATERIAL TERMS AND CONDITIONS:

A. Indemnity.  Exhibit A hereto contains the mutual indemnification of the parties hereto and by this reference is incorporated herein.

B. Provisions. The provisions of Sections 6, 9, 12, 13, and Exhibit A shall survive the termination or expiration of this Agreement.

C. Additional Instruments.  Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

D. Entire Agreement.  Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected.  There are no representations, warranties or covenants other than those set forth herein.

E. Laws of the State of Nevada.  This Agreement shall be deemed made in, governed by, and interpreted under and construed in all respects in accordance with the laws of the State of Nevada, irrespective of the country or place of domicile or residence of either party.  In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue in the state district court in and for Clark County, Nevada or the United States District Court for the District of Nevada, as appropriate, and further agree and consent that personal service or process in any such action or proceeding outside of the State of Nevada and Clark County shall be tantamount to service in person within Clark County, Nevada and shall confer personal jurisdiction and venue upon either of said Courts.

F. Assignments.  The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

G. Originals.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement.  Facsimile copies with signatures shall be given the same legal effect as an original.

H. Addresses of Parties.  Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

I. Notices.  All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

J. Modification and Waiver.  A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement.  The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

K. Attorney’s Fees.  If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, BHI shall pay any and all attorney’s fees incurred by Consultants and/or its affiliates.  In this regard, BHI shall advance such amounts as Consultants may deem reasonably necessary to pay for such attorney’s fees of Consultants and Consultants’ affiliates when and as incurred. As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.

APPROVED AND AGREED:

BEVERLY HOLDINGS, INC.

By:	/s/ Jonathan Roylance
Jonathan Roylance

Address:

MIRA, LLC

By:	/s/ Peter Gadkowski
Peter Gadkowski

Address:

Attachments:                                           Exhibit “A”                                Indemnification Agreement

Each party hereto (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party, its officers, employees and authorized agents (the “Indemnified Party”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with any action in which the Indemnified Party is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultants’s acting for BHI under the Agreement dated January 20, 2008, between BHI and Consultants to which these indemnification provisions are attached and form a part (the “Agreement”).

These indemnification provisions shall be in addition to any liability which either party may otherwise have to the other party or the persons indemnified below in this sentence and shall extend to the following: each party, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, the “Party Affiliates”).  All references to Indemnified Party in these indemnification provisions shall be understood to include any and all of the Party Affiliates of the Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which any of the either party or any of the Party Affiliates propose indemnification under the Agreement, they shall notify the Indemnifying Party with reasonable promptness; provided however, that any failure by the party seeking indemnification to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder.  The Indemnified Party and the Party Affiliates shall have the right to retain counsel of their own choice (which shall be reasonably acceptable to the Indemnifying Party) to represent them, and the Indemnifying Party shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party.  The Indemnifying Party shall be liable for any settlement of any claim against the Indemnified Party and/or the Party Affiliates, as the case may be, made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.